Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-1 Nos. 333-236016, 333-232082, 333-231399, 333-232078, 333- 232715, 333-233989 and No. 333-237587) of Jaguar Health, Inc.; and

(2)	Registration Statement (Form S-3 No. 333-238992, 333-248763, and 333-220236) of Jaguar Health, Inc.; and

(3)	Registration Statements (Form S-8 Nos. 333-237816, 333-204280, 333-215303, 333-219939 and 333-225057) of Jaguar Health, Inc.;

of our report dated March 31, 2021, with respect to the consolidated financial statements of Jaguar Health, Inc. included in this Annual Report (Form 10-K) of Jaguar Health, Inc. for the years ended  December 31, 2020 and 2019.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

March 31, 2021